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                                                                     EXHIBIT 99

                                                       AQUARION COMPANY

                                                       835 Main Street
                                                       Bridgeport, Connecticut
                                                       06604

                                                       (203) 335-2333

                      AQUARION ANNOUNCES MERGER AGREEMENT
                           WITH YORKSHIRE WATER PLC

BRIDGEPORT, CT, June 1, 1999--The Boards of Directors of Aquarion Company (NYSE:WTR) and Yorkshire Water plc, of Leeds, England, today jointly announced they had approved an agreement to acquire all of the outstanding shares of Aquarion Company for $37.05 per share. As a result, Aquarion will be merged with a subsidiary of Yorkshire Water plc.

  The value of the transaction is about $444 million in cash, net of assumed proceeds from unexercised options, based on approximately 12.6 million fully diluted shares outstanding, plus the assumption of $155 million in debt. The transaction is subject to approval by the Connecticut Department of Public Utility Control and the New York Public Utility Commission, which are expected to be received in early 2000. In addition, the merger agreement is subject to approval by Aquarion's shareholders and other customary conditions. After the merger, Aquarion will maintain its corporate identity.

  "We are very excited about this transaction for a number of reasons: it significantly maximizes shareholder value today, provides our customers access to state-of-the-art technologies and international water quality expertise, and gives our employees more career opportunities with one of the 10 largest water companies in the world," commented Richard K. Schmidt, Aquarion Company President and Chief Executive Officer.

  "Having had a working relationship with Yorkshire Water for some four years, its corporate culture of emphasizing customer service, effective employee relations, having solid working relationships with regulators and legislators, strong community service and sustainable environmental practices is a good fit with Aquarion's philosophy," Schmidt noted.

  Kevin Bond, Yorkshire Water plc Chief Executive Officer, said the Company is extremely pleased with the acquisition, not only because Aquarion is a premier regional water company, but it strategically positions Yorkshire for growth in the United States. "This acquisition is consistent with our strategy of entering new geographical markets with medium-term growth potential and represents a significant investment in an efficient water business with a strong operational track record," Bond commented.

  "Given Aquarion's record of success in Connecticut, we plan to continue its operating policies which include strong support of local, non-profit organizations, involvement in the communities in which it operates, and maintain its environmental stewardship practices," Bond commented.

  "Since the two companies share a common view of the industry's future development in the northeast, we plan to build Aquarion's organization and maintain its headquarters in Bridgeport," Bond noted.

  Following the acquisition, it is Yorkshire's intention to consider expansion opportunities within the region where Aquarion operates and where such opportunities will enhance shareholder value.

  "The public water supply industry is constantly changing, driven by ever increasing water quality standards mandated by the federal Safe Drinking Water Act, and the need to invest large sums in infrastructure replacement," Schmidt said. "These changes are also fueling rapid consolidation of the public water supply industry," he observed.

  "Our customers and employees will greatly benefit from a larger, international organization which can bring the technical and financial resources as well as best management practices to the forefront to improve water

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quality and service," Schmidt commented. "Additionally, employees will have more career opportunities with a company that operates water and waste water treatment facilities internationally," he said.

  "As a result of the ongoing market consolidation, shareholders of investor-owned water companies are also benefitting because they are currently being paid a premium for their shares of stock," Schmidt said. "While Aquarion's strategic plan has been successful, this transaction provides our shareholders a premium over the current price while allowing the Company to pursue its strategic objectives within a larger organization," he commented.

  Based in Leeds, England, Yorkshire Water plc has annual revenues of $1.1 billion and operates in the United Kingdom and Europe with approximately 4500 employees. Its water and sewerage services businesses provide drinking water to approximately 1.9 million customers, or a population of 4.5 million, in the county of Yorkshire, England. Yorkshire Water plc provides 350 million of gallons of water daily, treated at 112 water treatment facilities.

  Yorkshire's environmental services business applies expertise and resources to prevent, reduce and reverse environmental damage. The business is structured into two divisions. White Rose Environmental (clinical and health care waste), and Alcontrol (environmental and food analysis). In addition, Yorkshire Water plc owns 46 percent of Waste Recycling Group, the largest UK owned waste management company. It also owns a renewable energy business which is building the world's first gasification power plant fueled by willow coppice and as the largest landowner in Yorkshire, it has an estates business which manages the group's property portfolio.

  Aquarion Company's principal business is public water supply. Through its BHC and Sea Cliff Water Company subsidiaries, it is one of the 10 largest investor-owned water utilities in the U.S. and serves 141,000 customers, or a population of more than 500,000, in 30 Connecticut and Long Island, NY communities. Other businesses include real estate through the sale of surplus water company land, and contract management of municipal water systems. Aquarion also owns a timber processing company.

  Morgan Stanley Dean Witter acted as financial advisors to Aquarion Company. Additionally, legal counsel was provided by Simpson Thacher & Bartlett as well as Day, Berry & Howard, LLP.

  Green Hill & Co. acted as financial advisors to Yorkshire Water plc. Legal counsel to Yorkshire Water was provided by Skadden, Arps, Slate, Meagher & Flom LLP.

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